Exhibit 10.1

FORM OF FORBEARANCE AND AMENDMENT AGREEMENT

This Forbearance and Amendment Agreement (“Agreement”) is made and entered into this 13th day of December, 2019, by and between, [INVESTOR] (the “Investor”) and CHINA SXT PHARMACEUTICALS, INC., a company organized under the laws of the British Virgin Islands (the “Company”) (collectively, the “Parties”).

WHEREAS, the Parties refer herein to the following:

(i) that certain Securities Purchase Agreement, dated as of April 16, 2019 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Securities Purchase Agreement”), by and among the Company and the buyers signatory thereto (the “Buyers”), pursuant to which, among other things, the Company sold, and the Investor, in its capacity as a Buyer, purchased (A) that certain Series A Senior Convertible Note, dated April 29, 2019, with an original principal amount of US$5,000,000 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Series A Note”), convertible into Ordinary Shares (as defined in the Securities Purchase Agreement) in accordance therewith, (B) that certain Series B Senior Secured Convertible Note, dated April 29, 2019, with an original principal amount of US$2,500,000 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Series B Note”, and together with the Series A Note, the “Notes”), convertible into Ordinary Shares in accordance therewith, (C) Warrant No. A-01 (“Series A Warrant”) to purchase 298,329 of the Company’s ordinary shares (“Ordinary Share”), par value $0.001, of the Company with an initial exercise price of $8.38, and (D) Warrant No. B-01 (“Series B Warrant”, collectively with Series A Warrant, the “Warrants”) to purchase 149,165 of the Company’s Ordinary Shares; and

(ii) that certain Event of Default Redemption Notice (as defined in the Series A Note), delivered by the Investor to the Company on July 23, 2019 (the “Existing Redemption Notice”), pursuant to which the Company was required, pursuant to the terms of the Series A Note, to redeem all of the Series A Note for a cash amount equal to $6,055,410.15 (the “Series A Redemption Price”); and

WHEREAS, capitalized terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement; and

WHEREAS, the Company acknowledges that it has defaulted under the terms of the Note on the Events of Default (as defined in the Notes) described in Schedule I attached hereto (collectively, the “Existing Defaults”); and

WHEREAS, as of the date hereof, the Company has not redeemed the Note as required pursuant to the terms thereof and the Existing Redemption Notice; and

WHEREAS, pursuant to the terms of this Agreement, the Investor has agreed (a) to forbear (i) from taking any action to enforce its demand for redemption made in the Existing Redemption Notice with respect to the Existing Defaults, and (ii) from issuing any new demand for redemption of the Series A Note on the basis of any Event of Default arising solely from the events described on Schedule II attached hereto (including, without limitation, the occurrence of a Price Failure (as defined in the Series A Notes) or a Volume Failure (as defined in the Series A Notes), in each case, under the Series A Notes) (the “Additional Forborne Defaults”, and such forbearances in these clauses (i) and (ii) being referred to collectively herein as the “Agreed Forbearances”), in each case for a period commencing on the Effective Date (as defined below) and expiring at the earlier of (1) 5:00PM, New York city time on October 15, 2020, (or, if earlier, such date when all the Forbearance Redemption Amounts (as defined below) are fully paid) and (2) the time of any breach by the Company of any term or provision of this Agreement or the occurrence of any Event of Default that is not an Existing Default or an Additional Forborne Default (the “Forbearance Expiration Date”), (b) not to effect any conversions of the Notes or Alternate Conversions (other than in Permitted Transactions (as defined below)) prior to the Forbearance Expiration Date, (c) not to effect any Installment Conversion, Installment Redemption, Disclosure Delay Payments or Event of Default Redemption (solely with respect to the Existing Defaults and Additional Forborne Defaults) prior to the Forbearance Expiration Date other than as permitted under this Agreement, (d) not to exercise the Series A Warrant during the Forbearance Period (other than exercises of the Series A Warrant in Permitted Transactions); (e) to return the original share certificate representing the Pre-Delivery Shares (as defined below) (other than Applied Pre-Delivery Shares (as defined below)) (or a lost certificate affidavit with respect thereto, in form and substance reasonably satisfactory to the Company) to the Company for cancellation upon the Company’s payment of the full Forbearance Redemption Amounts (as defined below), (f) to execute and deliver to the Company the lock-up agreement with respect to the Pre-Delivery Shares (as defined below), in the form attached hereto as Exhibit A (the “Lock-Up Agreement”) and (g) to execute and deliver to the Company the mutual release, in the form attached hereto as Exhibit B (the “Mutual Release”) and to execute and deliver to the Company the Leak-Out Agreement (as defined below); and

WHEREAS, the Company has also agreed, in consideration for the Investor’s entry into this Agreement and the Mutual Release, that, (a) in lieu of the payment of the Series A Redemption Price, the Company shall (I) pay to the Investor $[INITIAL FORBEARANCE FEE] (the “Initial Forbearance Fee”), in cash by wire transfer of immediately available funds and in US dollars on or prior to the December 16, 2019, and (II) commencing on January 24th 2020, redeem the Series A Note for an aggregate redemption price of $[FORBEARANCE REDEMPTION PRICE] (the “Forbearance Redemption Price”), in accordance with Section 8 of the Series A Note, but replacing the applicable Installment Dates and Installment Amounts (including, Principal Amounts, Interest and Make-Whole Amounts with respect thereto) with the dates (each a “New Installment Date”) and amounts (each, a “New Installment Amount”), in each case, as set forth in Annex I attached hereto, respectively and (III) pay the aggregate amount of any payment obligations of the Company arising after the date hereof pursuant to the Sections 3(c)(ii), 20 or 24(c) of the Series A Note, 9(k) of the Securities Purchase Agreement, and/or Sections 2(e), 6 and 7 of the Registration Rights Agreement, (each such amounts, an “Ancillary Redemption Amount”, and together with the New Installment Amounts, each an “Additional Forbearance Redemption Amount”, and together with the Initial Forbearance Fee, each a “Forbearance Redemption Amount”), which shall be payable to the Investor in accordance with the terms thereof, (b) the Company shall cause all restrictive legends on the two (2) million Ordinary Shares pre-delivered to the Investor pursuant to the terms of the Notes (collectively, the “Pre-Delivery Shares”) to be removed (including, without limitation, delivery of the irrevocable transfer agent instructions to the Company’s transfer agent, with respect thereto, in form and substance reasonably satisfactory to the Investor (the “Additional Transfer Agent Instructions”) and delivery of un-legended Pre-Delivery Shares into the Investor’s custodian’s account pursuant to the DWAC instructions set forth therein), (c) the Company shall execute and deliver to the Investor this Agreement, the Lock Up Agreement, the Leak-Out Agreement and the Mutual Release; and

WHEREAS, the Investor has agreed, as of the Effective Date, the Investor shall Net (as defined in the Series B Note) all Restricted Principal (as defined in the Series B Note) outstanding under the Series B Note against the amounts outstanding under the Investor Note (as defined in the Series B Note), after which the Investor Note, Series B Note and, pursuant to Section 2(j) of the Series B Warrant, the Series B Warrant shall no longer remain outstanding.

NOW, THEREFORE, in consideration of the promises, mutual covenants, understandings and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by all parties, the parties do hereby agree as follows:

1. Forbearance; Mutual Release. Effective upon the Effective Date (as defined below) until the Forbearance Expiration Date (such date from the Effective Date through the Forbearance Expiration Date, the “Forbearance Period”), the Investor agrees to the Agreed Forbearances and not to (i) effect any conversions or Alternate Conversions of the Series A Note or exercises of the Series A Warrant prior to the Forbearance Expiration Date except for conversions or Alternate Conversions of the Series A Note and/or exercises of the Series A Warrant , in each case, on any Trading Day where the trading price of the Ordinary Shares is at least $2.50 (as adjusted for share splits, share dividends, share combinations, recapitalizations and similar events on or after the date hereof) (such price, a “Forbearance Conversion Floor” and each such conversion, a “Permitted Transaction”); provided, that any Ordinary Shares issued in a Permitted Transaction (other than Applied Pre-Delivery Shares or any Ordinary Shares issued upon conversion of any Forbearance Redemption Amount that the Company has failed to pay in cash either prior to, or during, the applicable Payment Grace Period (as defined in Schedule II attached hereto) with respect thereto)(collectively, the “Excluded Leak-Out Shares”)) shall be subject to a leak-out agreement, in the form attached hereto as Exhibit C (the “Leak-Out Agreement”). If the Company or its agents do not deliver conversion shares pursuant to such aforementioned conversion, the Investor may apply any remaining Pre-Delivery Shares to satisfy such obligations (on a share-for-share basis, against the Ordinary Shares not timely delivered in such aforementioned conversion), (ii) effect any Event of Default Redemption (solely with respect to the Existing Defaults and Additional Forborne Defaults) and (iii) effect any Installment Redemption or Installment Conversion of the Notes except with respect to each applicable New Installment Amount payable on each corresponding applicable New Installment Date. If the Company fails to pay any New Installment Amount within 5 days of the applicable New Installment Date pursuant to the Installment Notice (as defined in Section 8 of the Series A Note), the Investor may convert the applicable New Installment Amount in one or multiple conversion notices as an Alternate Conversion pursuant to Section 3(e) of the Series A Note with the Forbearance Conversion Floor and the Leak-Out Agreement being disregarded for such conversions and such conversions deemed a Permitted Transaction for the purposes of this Agreement and any sales of such Ordinary Shares shall not be included in the applicable Daily Limit (as defined in the Leak-Out Agreement) with respect thereto. In the event that the Company or its agents do not deliver applicable Conversion Shares pursuant to one or more conversions in accordance with Section 3 of the Series A Note, the Investor may apply any remaining Pre-Delivery Shares to satisfy such obligations (on a share-for-share basis, against the Ordinary Shares not timely delivered in such aforementioned conversion) (each such Pre-Delivery Share applied pursuant to this Section 1, each an “Applied Pre-Delivery Share”). Concurrently herewith, the Investor has executed and delivered the Lock-Up Agreement, the Leak-Out Agreement and the Mutual Release to the Company. In consideration for the Agreed Forbearances, effective as of the Effective Date, the Company has agreed to pay, and the Investor has agreed to accept in lieu of the Series A Redemption Price, both (A) the Initial Forbearance Fee, (B) each New Installment Amount on each corresponding New Installment Date and (C) the Ancillary Redemption Amount, if any, in accordance with such applicable Transaction Document, collectively, in satisfaction, in full, of the Series A Note. Concurrently herewith, (i) the Company shall have executed and delivered to the Investor this Agreement, the Lock-Up Agreement, the Leak-Out Agreement and the Mutual Release, and (ii) the Company shall have delivered the Pre-Delivery Shares to the Investor’s custodian’s account without any restrictive legends and duly executed and delivered to the Holder the Additional Transfer Agent Instructions.

2. Series B Netting and Cancellation of Series B Warrant, Surrender Series A Note and Return of Pre-Delivery Shares; Waiver. The parties hereto acknowledge and agree that as of the time of execution of this Agreement, (x) the Investor shall be deemed to have Netted all Restricted Principal then outstanding under the Series B Note against the amounts then outstanding under the Investor Note (as defined in the Series B Note), after which the Series B Note and the Investor Note shall no longer remain outstanding and (y) the Series B Warrant shall automatically be cancelled and shall thereafter be null and void. As soon as commercially practicable after the date hereof, the Investor shall deliver the original certificate evidencing the Series B Note and Series B Warrant to the Company for cancellation (or a lost note affidavit or lost warrant affidavit, as applicable, with respect thereto, in form and substance reasonably satisfactory to the Company). The parties hereto acknowledge and agree that upon the Company’s payment in full of all outstanding Forbearance Redemption Amounts, the Investor shall, within two (2) business days after receiving full payment of the Forbearance Redemption Amounts (i) surrender the original Series A Note for cancellation (or a lost note affidavit with respect thereto, in form and substance reasonably satisfactory to the Company) and the Series A Note shall automatically be deemed cancelled and (ii) return the Pre-Delivery Shares (less any Applied Pre-Delivery Shares) to the Company for cancellation by directing the Investor’s broker to initiate a DWAC withdrawal of such Pre-Delivery Shares and delivering duly executed cancellation instructions in the form set forth in the Lock-Up Agreement along with the original certificates (if any) evidencing the Pre-Delivery Shares, original stock power with medallion guaranteed and corporate resolution approving such cancellation to the Company’s Transfer Agent, in each case. Notwithstanding anything to the contrary, the Company may prepay all or a portion of the Forbearance Redemption Amounts at any time. Notwithstanding anything in Section 8 of the Note to the contrary, the Company shall be deemed to have elected to effect an Installment Redemption (as defined in the Series A Note) for all New Installment Dates from and after the date hereof and hereby waives any right to effect an New Installment Conversion with respect thereto. The Investor hereby waives (A) any right to effect any Acceleration (as defined in the Series A Note) from and after the date hereof pursuant to Section 8(e) of the Series A Note, (B) any right to receive Interest (as defined in the Series A Note) on any Deferral Amount (as defined in the Series A Note) that accrues thereon from and after the time of any such Deferral (as defined in the Series A Note) from and after the date hereof with respect thereto, and (C) any right pursuant to Section 4(o) of the Securities Purchase Agreement to participate in any Payoff Subsequent Placement (as defined in Schedule II attached hereto).

3. Adjustment of Exercise Price; Interest Rate. In accordance with Section 2(h) of the Series A Warrant, the Company hereby irrevocably adjusts the exercise price of the Series A Warrant from $8.38 to $2.50 (subject to further adjustment in accordance with the terms of the Series A Warrant). The Company and the Investor hereby acknowledge and agree that, as of the Effective Date, the Existing Defaults and Additional Forborne Defaults shall be disregarded for purposes of determining the Interest Rate in effect from and after such time.

4. Rights; Effective Date. Notwithstanding anything herein to the contrary, nothing herein shall be deemed to limit the rights of the Investor with respect to any amounts outstanding under the Notes at any time of determination with respect to any Event of Default other than the Existing Defaults and, solely during the Forbearance Period, the Agreed Forbearances, or with respect to any right, remedy, election among remedies, or defense not expressly described in the Agreed Forbearances, and all such rights, remedies, elections among remedies, and defenses of the Investor are hereby reserved, including without limitation all rights, remedies, elections among remedies, and defenses reserved in the Existing Redemption Notice. This Agreement shall be effective upon the date of execution of this Agreement by the parties hereto (the “Effective Date”)

5. The Investor’s Representations and Warranties. The Investor hereby represents and warrants as follows:

a. It is not under any contractual or other restriction or other obligation which is inconsistent with this Agreement, the Lock Up Agreement, the Leak-Out Agreement and the Mutual Release.

b. It has not assigned to any Person any right, claim or cause of action encompassed or arising from matters set forth in this Agreement.

c. It has had a full and fair opportunity to make inquiries about the terms and conditions of this Agreement, the Lock Up Agreement, the Leak-Out Agreement and the Mutual Release, to discuss the same and all related matters with its own independent counsel, accountant and tax advisers; and this Agreement, the Lock Up Agreement, the Leak-Out Agreement and the Mutual Release have been executed and delivered by it of its own free will and without promises, threats or the exertion of any duress.

d. This Agreement, the Lock Up Agreement, the Leak-Out Agreement and the Mutual Release have been duly executed by the Investor and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligations of the Investor enforceable against the Investor in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

e. It will use its reasonable best effort to provide information and/or documents reasonably requested by the Company in order to obtain or complete necessary consent, filings or registration with State Administration of Foreign Exchange of P.R.C (“SAFE”).

6. The Company’s Representations and Warrants. The Company hereby represents and warrants as follows:

a. Each of the Company and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect (as defined in the Securities Purchase Agreement).

b. Neither the Company nor any of its Subsidiaries are under any contractual or other restriction or other obligation which is inconsistent with this Agreement, the Lock Up Agreement, the Leak-Out Agreement and the Mutual Release and any other related documents. The execution, delivery and performance of this Agreement, the Lock Up Agreement, the Leak-Out Agreement and the Mutual Release by the Company and each of its Subsidiaries and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby will not (I) result in a violation of the Memorandum of Association or other organizational documents of the Company or any of its Subsidiaries, any share capital of the Company or any of its Subsidiaries or the Articles of Association of the Company or any of its Subsidiaries, (II) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (III) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market and including all applicable federal laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in the case of clause (II) or (III) above, to the extent that such violations could not reasonably be expected to have a Material Adverse Effect.

c. The execution and delivery of this Agreement and the Mutual Release and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or the Company’s shareholders in connection therewith. This Agreement and the Mutual Release have been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

d. Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with any Governmental Entity (as defined below) other than the necessary consent, filing or registration with SAFE or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated hereby. All consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been obtained or effected, and neither the Company nor any of its Subsidiaries are aware of any specific facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registrations, applications or filings contemplated hereby. “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

e. All disclosure provided to the Investor regarding the Company and its Subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company or any of its Subsidiaries is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except the execution of this Forbearance Agreement, no event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed.

7. No Change To Terms Except As Set Forth. The Company hereby confirms and agrees that, except as set forth in Section 1 above, (i) each of the Transaction Documents is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, and (ii) the execution, delivery and effectiveness of this Agreement shall not operate as an amendment of any right, power or remedy of the Investor under this Agreement or any other Transaction Document, nor constitute an amendment of any provision of any this Agreement or any other Transaction Document.

8. Disclosure. The Company shall, on or before 8:30 a.m., New York City time, on the first (1st) business day after the date of this Agreement, issue a Report of Foreign Issuer on Form 6-K disclosing all material terms of the transactions contemplated hereby and attaching this Agreement, the Lock-Up Agreement, the Leak-Out Agreement and the Mutual Release, as an exhibit thereto (collectively with all exhibits attached thereto, the “6-K Filing”). From and after the date of the 6-K Filing, the Investor shall not be in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the 6-K Filing. The Company shall not, and shall cause its officers, directors, employees, affiliates and agents, not to, provide the Investor with any material, nonpublic information regarding the Company from and after the 6-K Filing without the express written consent of the Investor. To the extent that the Company delivers any material, non-public information to the Investor from and after the 6-K Filing without the Investor's express prior written consent, the Company hereby covenants and agrees that the Investor shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent with respect to, or a duty to the to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent or not to trade on the basis of, such material, non-public information. The Company shall not disclose the name of the Investor in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation or with Investor or Investor’s counsel’s prior written consent. In addition, effective upon the from and after the 6-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

9. Binding. This Agreement shall inure to the benefit of the parties and shall be binding upon each of the parties and their assigns, successors, heirs, and representatives.

10. Authority. Each of the Parties represents and warrants that it has the authority to enter into this Agreement, that the person(s) signing this Agreement on its behalf is authorized to do so and that it has not assigned or otherwise transferred any interest in any claim which is the subject of this Agreement.

11. No Recitals. Each of the Parties agrees and understands that all of the terms of this Agreement are contractual and not merely recitals.

12. Fees and Expenses. Except as expressly set forth below and for the amounts previously paid to the Investor, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing, the provisions in this Section 12 shall not govern any expenses incurred after the Forbearance Expiration Date, and any such expenses shall be governed by the Transaction Documents without regard to this Section 12.

13. No Duress. Each of the Parties to this Agreement was represented by counsel and this Agreement was negotiated at arm's length and should not be read against any party. Each of the Parties and their respective counsel acknowledge that they have carefully read and fully understand the provisions of this Agreement, that they have been given a reasonable period of time to consider the terms of this Agreement, and that they enter into this Agreement knowingly and voluntarily and not as a result of any pressure, coercion, or duress and thus no party shall attempt to invoke the rule of construction to the effect that ambiguities, if any, are to be resolved against the drafting party.

14. Severability. If any of the provisions of this Agreement is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

15. Amendment to Securities Purchase Agreement; Indemnification Rights. Effective as of the Effective Date, the defined term “Transaction Documents” in the Securities Purchase Agreement are hereby automatically amended (such amendment, the “SPA Amendment”) to include this Agreement, the Lock-Up Agreement, the Leak-Out Agreement, the Mutual Release and the Additional Transfer Agent Instructions). The Investor hereby consents to the SPA Amendment and the SPA Amendment (as defined in each Other Agreement (as defined below)). For the avoidance of doubt, after giving effect to the SPA Amendment, the Investor shall be entitled to the indemnification rights from the Company as set forth in Section 9(k) of the Securities Purchase Agreement with respect to any breach or other violation of this Agreement, the Lock-Up Agreement, the Leak-Out Agreement, the Mutual Release, the Additional Transfer Agent Instructions and the other Transaction Documents.

16. Choice of Law and Venue. This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York. The Company and the Investor each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and the Investor further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail in accordance with the terms of the Securities Purchase Agreement shall be deemed in every respect effective service of process in any such suit, action or proceeding.

17. Entire, Final and Binding Agreement. Each of the Parties acknowledges and agrees that this Agreement is the final and binding Agreement between them concerning the matters released. This writing contains the entire Agreement of the Parties and, in entering into this Agreement, each of the Parties acknowledges that it has not relied on any promise, agreement, representation or statement, whether oral or written, that is not expressly set forth in this Agreement.

18. Amendments or Waivers. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by the Parties.

19. Date of Execution. The date of execution of this Agreement shall be the date upon which the last of the Parties signs this Agreement.

20. Counterparts. This Agreement may be signed in counterparts and, if so signed, this Agreement shall have the same force and effect as if signed at the same time. A facsimile or PDF signature shall be deemed to be an original signature for all purposes.

21. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall made in accordance with the terms and conditions of the Securities Purchase Agreement.

22. Independent Nature of Investor’s Obligations and Rights. The obligations of the Investor under this Agreement are several and not joint with the obligations of any other holder of Notes (each, an “Other Investor”), and the Investor shall not be responsible in any way for the performance of the obligations of any Other Investor under any other agreement between the Company and such Other Investor (including, without limitation, any forbearance agreement in the form of this Agreement (other than adjustments for Permitted More Favorable Terms (as defined below)), each an “Other Agreement”). Nothing contained herein or in any Other Agreement, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and Other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement and the Company acknowledges that, to the best of its knowledge, the Investor and the Other Investors are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement. The Company and the Investor confirm that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.

23. Equal Treatment Acknowledgement; Most Favored Nations. The parties hereto herby acknowledge and agree that, in accordance with the terms of existing agreements with the Company, the Company is obligated to present the terms of this transaction to each Other Investor; provided that each Other Agreement shall be negotiated separately with each Other Investor and shall not in any way be construed as the Investor or any Other Investor acting in concert or as a group with respect to the purchase, disposition or voting of securities of the Company or otherwise. The Company hereby represents and warrants as of the date hereof and covenants and agrees that none of such terms offered to any Other Investor is or will be more favorable to such Person than those of the Investor and this Agreement (other than proportional differences reflecting different principal amounts of Notes outstanding, reimbursement of legal fees of Kelley Drye & Warren LLP (counsel solely to the lead investor) (the “Permitted More Favorable Terms”). If, and whenever on or after the date hereof, the Company enters into an Other Agreement with more favorable terms and/or conditions (as the case may be) (other than Permitted More Favorable Terms), then (i) the Company shall provide notice thereof to the Investor immediately following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Investor or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Investor shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Other Agreement, provided that upon written notice to the Company at any time the Investor may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Investor as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Investor. The provisions of this Section 23 shall apply similarly and equally to each Other Agreement.

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IN WITNESS WHEREOF, expressly intending to be legally bound, the Parties through their duly authorized agents, have executed this Agreement as of the dates set forth below.

CHINA SXT PHARMACEUTICALS, INC.		[INVESTOR]

By:		By:
	Name:		Name:
	Title:		Title:

Annex I

New Installment Amounts and New Installment Dates

Schedule I

Existing Defaults

In accordance with the terms in the Forbearance Agreement, the Investor hereby waives any Event of Default (as defined in Notes or other Transaction Documents) that was or has been caused by the occurrence prior to the date hereof of the events as described below:

1.	The Volume Failure;
2.	The Price Failure;
3.	Company’s failure to timely convert and deliver the shares as required by [INVESTOR]’s Alternate Conversion Notice dated July 10, 2019, according to Section 4(a)(iv) of the Note (“July 12 Conversion Failure”);
4.	Company’s failure to make payment to [INVESTOR] for the accrued liquidated damages and late charges for the July 12 Conversion Failure according to Section 4(a)(vi) of the Note;
5.	Company’s failure to purchase the Series A Warrant and Series B Warrant at the Event of Default Black-Scholes Value as required by [INVESTOR] in its Event of Default and Redemption Notice dated July 29, 2019, according to Section 4(c)(ii) of the Warrant;
6.	Company’s failure to pay the Redemption Amount set forth in [INVESTOR]’s Event of Default Redemption Notice dated July 23, 2019;
7.	Company’s late payment of the June 28, 2019, July 19, 2019 and August 9, 2019 Installments according to Section 4(a)(vi) of the Note;
8.	Company’s failure to timely remove the restrictive legend on Pre-Delivery Shares and other Securities according to Section 5 of the Securities Purchase Agreement;
9.	Company’s failure to timely file its audited financial statements for the year ended in March 31, 2019 prior to July 31, 2019, according to Section 3(d)(ii)(w) of the Investor Note;
10.	The Company’s failure to satisfy the Available Cash Test and Free Cash Flow Test;

Schedule II

Additional Forborne Defaults

In accordance with the terms in the Forbearance Agreement, the Investor hereby waives any Event of Default arising during the Forbearance Period solely from the events as described below. Inclusion of below items shall not be deemed as existence of Event of Default or an Equity Condition Failure as of the date of this Agreement

1.       The occurrence of any Volume Failure.

2.       The occurrence of any Price Failure.

3.       The Company’s failure to pay the Installment Amount on each Installment Date pursuant to Section 1 of the Series A Note (but, for the avoidance of doubt, excluding any requirement to pay any Forbearance Redemption Amounts pursuant to the terms of the Forbearance Agreement).

4.       With respect to any given Forbearance Redemption Amount, solely to the extent the Company pays such Forbearance Redemption Amount on or prior to the end of a five (5) calendar day period commencing on, and including, the date such Forbearance Redemption Amount is due hereunder or pursuant to the Series A Note or such other applicable Transaction Document, as applicable (each, a “Payment Grace Period”), any failure by the Company to pay such Forbearance Redemption Amount when initially due hereunder or thereunder, as applicable.

5.       Any Event of Default solely to extent resulting from a Subsequent Placement of indebtedness and/or securities of the Company or any of its subsidiaries with any payment obligations thereunder and/or pursuant to any related agreements in such Subsequent Placement, as applicable, expressly subordinate to the outstanding obligations of the Company under the Series A Note and the Forbearance Agreement (as evidenced by a subordination agreement in form and substance reasonably satisfactory to the Investor), and at least 50% of the proceeds of which are promptly used to pay, in cash, outstanding obligations of the Company under the Series A Note and/or the Forbearance Agreement, as applicable (or, if less, such lower percentage of the proceeds of such Subsequent Placement as is necessary to pay, in full, all of the outstanding obligations of the Company to the Investor under the Series A Note and the Forbearance Agreement) (each, a “Payoff Subsequent Placement”).

6.       The Company’s failure to satisfy the Available Cash Test and Free Cash Flow Test.